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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz Director of Investor Relations 847/585-3899 www.careered.com

CAREER EDUCATION CORPORATION ACQUIRES
WESTERN SCHOOL OF HEALTH & BUSINESS CAREERS

Further Expands Health Care Offerings

        Hoffman Estates, Ill. (August 5, 2003)—Career Education Corporation (NASDAQ:CECO) today announced it has acquired the Western School of Health and Business Careers ("Western"), located in Pittsburgh, for approximately $8.0 million in cash. The acquisition, which is expected to be neutral to earnings in 2003, further expands CEC's presence in health education. The acquisition is consistent with CEC's historical range of purchase price multiples.

        Western offers associate degree and diploma programs in healthcare and business. The school is accredited by ACCSCT and offers a wide range of specialty health care programs. The campus has approximately 450 students and annual revenues of approximately $7.0 million.

        "Western expands CEC's health education platform by providing a unique blend of higher-level associate degree programs in the medical field," said John M. Larson, chairman, president and chief executive officer of CEC. "With more than 22 years in the Pittsburgh area, Western has outstanding local brand recognition in a market with high growth potential.

        "CEC will implement its proven acquisition integration strategy by investing in expanded marketing, retention and career placement programs. The Western acquisition provides us with a variety of successful academic programs that can be transplanted throughout the CEC network, as well as an opportunity to expand the curricular offerings at the Western campus," he said.

        Mr. Larson said the demand for heath education continues to escalate, opening abundant career opportunities for qualified graduates. According to the U.S. Department of Health and Human Services, health care expenditures are currently $1.4 trillion and are expected to grow to $2.6 trillion by 2010. The U.S. Bureau of Labor Statistics reports that jobs within the health services industry area are expected to increase by 2.8 million by 2010 and the medical assistant occupation is listed as one of the top 10 fastest growing occupations in the country.

        "Western's long operating history, outstanding reputation and unique programmatic accreditation make it an ideal fit with the CEC family," Mr. Larson said.

        Career Education Corporation (www.careered.com) is the world's largest on-campus provider of private, for-profit postsecondary education and has a rapidly-growing presence in online education. CEC's Colleges, Schools and Universities Group operates 75 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master's degree, bachelor's degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education. The Online Education Group's AIU Online Division offers master's degree, bachelor's degree and associate degree programs in information technology, business administration, visual communication and education. CEC's total student population on July 31, 2003 was approximately 62,000 students.

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CECO Acquires Western...2

        Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as "anticipates," "expects," "projects," "plans," "will," and similar expressions, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties include, but are not limited to, costs and difficulties related to the integration of acquired businesses, risks and effects of legal and administrative proceedings and governmental regulations, future financial and operational results, competition, general economic conditions, ability to manage and continue growth, and other risk factors relating to our industry and business as detailed in our Annual Report on Form 10-K for the year ended December 31, 2002, as amended and from time to time in our reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.

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CAREER EDUCATION CORPORATION ACQUIRES WESTERN SCHOOL OF HEALTH & BUSINESS CAREERS